EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

USW Members Ratify Labor Agreement For Mansfield Works

West Chester, OH, March 13, 2017 - AK Steel (NYSE: AKS) said today that members of the United Steel Workers (USW) Local 169, have ratified a four year labor agreement covering about 300 hourly production and maintenance employees at the company’s Mansfield (OH) Works. AK Steel said that USW officials notified the company that the contract was ratified in voting held today in Mansfield. The agreement will be in effect until March 31, 2021.
“We appreciate the work of the Union leadership with our management team to achieve a contract at Mansfield Works that addresses both employee and company needs ahead of the expiration date,” said Roger K. Newport, Chief Executive Officer of AK Steel. “This early resolution positions us well to meet the future needs of our customers, as we continue to drive our sales of more value-added and innovative products.”
Mansfield Works produces a variety of stainless steels used predominately in the automotive industry.
AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, and carbon and stainless tubular products, primarily for automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing operations across six states (Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia) and one tube plant in Mexico. Additional information about AK Steel is available at www.aksteel.com.
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